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                                                                     Exhibit 11




             AIR EXPRESS INTERNATIONAL CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                  (Unaudited)


(In thousands, except
  per share amounts)


                                        Three Months Ended    Six Months Ended
                                             June 30,             June 30,
                                          1996       1995     1996        1995
Primary:
  Net income applicable to
    common shares ......................   $ 9,709   $ 7,557   $15,856   $12,670

  Weighted average of common
    shares outstanding .................    19,436    17,739    19,381    17,615
  Common shares equivalents ............       434       405       360       376

  Average common shares out-
    standing ...........................    19,870    18,144    19,741    17,991

  Earnings per common share ............   $   .49   $   .42   $   .80   $   .70

Fully diluted:
  Weighted average of common
    shares outstanding .................    19,436    17,739    19,381    17,615
  Common shares equivalents ............       452       405       449       400
  Common shares issuable upon
    assumed conversion of subor-
    dinated debentures .................     3,214     3,292     3,247     3,292

  Average common shares out-
    standing ...........................    23,102    21,436    23,077    21,307

  Earnings per common share ............   $   .45   $   .39   $   .75   $   .66


   Primary earnings per share are computed by dividing net income by the weighted average common and common equivalent shares outstanding during the period. Fully diluted earnings per share have been calculated assuming the conversion of the subordinated debentures and the elimination of the associated interest expense, net of tax. For the quarters ended June 30, 1996 and 1995, the interest elimination was $.73 million. For the six months ended June 30, 1996 and 1995, the interest elimination was $1.46 million.

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